Exhibit 4.5

Execution Version

SECURITY AGREEMENT

EXECUTED by the parties hereto as of the 12th day of February, 2009.

TO:

BANK OF AMERICA, N.A., a national banking association organized under the federal laws of the United States of America, having an office at 100 Federal Street, Floor 9, Boston, Massachusetts 02110, U.S.A., as administrative agent and collateral agent (in such capacity, including its successors and assigns, hereinafter the “Collateral Agent”) for the Secured Parties (as defined herein), in consideration of the mutual covenants contained herein and benefits derived herefrom;

GRANTED BY:

ZALE CANADA CO., a Nova Scotia unlimited liability company, having its registered office at 1959 Upper Water Street, Suite 900, Halifax, Nova Scotia, B3J 2N2 and its chief executive office and principal place of business at 901 West Walnut Hill Lane, Irving, Texas 75038 (hereinafter the “Grantor”).

WITNESSETH

Reference is made to the Credit Agreement dated July 23, 2003 (as such has been or may be further amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”) by and among, amongst others, (i) Zale Delaware, Inc., Zale Corporation, DDCC, Inc. (predecessor-in-interest to ZGCO, LLC), and TXDC, L.P., as Borrowers, (ii) the Lenders party thereto from time to time, and (iii) Bank of America, N.A., as Collateral Agent, for itself and the Lenders.

The Lenders have agreed to make Loans and otherwise extend credit support to the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

The Borrowers and the Lenders have agreed that the Grantor shall join as a Borrower under the Credit Agreement pursuant to a Joinder to Credit Agreement of even date herewith, executed by the Grantor, as Borrower, the other Borrowers and the Collateral Agent.

The obligations of the Lenders to join the Grantor as a Borrower and to continue to make Loans and otherwise extend credit support are each conditioned upon, among other things, the execution and delivery by the Grantor of a security agreement in the form hereof to secure the Secured Obligations (as defined herein).

Accordingly, the Grantor and the Collateral Agent, on behalf of itself and each other Secured Party (and each respective successors and assigns), hereby agree as follows:

Security Agreement – Zale Canada Co. (2009)

SECTION 1 – GRANT OF SECURITY INTEREST

1.1	Security Interest

As a general and continuing security for the payment and performance, as the case may be, in full of the Secured Obligations, the Grantor, IN CONSIDERATION THEREOF, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby bargains, assigns, mortgages, pledges, hypothecates and transfers to the Collateral Agent, including its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, including its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in, all of the Grantor’s right, title and interest in, to and under the following property of the Grantor, whether now owned or hereafter-acquired by or on behalf of the Grantor, wherever located (hereinafter, collectively, the “Collateral”):

	(a)	all Accounts;

	(b)	all Inventory;

	(c)	all Deposit Accounts and Concentration Accounts;

	(d)	all Documents of Title relating to the Grantor’s Inventory;

	(e)	all Chattel Paper arising from the sale of the Grantor’s Inventory;

	(f)	all Instruments, Intangibles, Supporting Obligations and Letter of Credit Rights arising from the sale of Inventory;

	(g)	all policies and certificates of insurance and all insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, with respect to any of the foregoing;

	(h)	all books, records, and information relating to any of the foregoing, and all rights of access to such books, records and information;

	(i)	all liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (h)), including the right of stoppage in transit; and

	(j)	any of the foregoing whether now owned or now due, or in which the Grantor has an interest, or hereafter acquired, arising, or to become due, or in which any Grantor obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the foregoing.

Notwithstanding the foregoing, the term “Collateral” shall expressly exclude any Inventory or other Goods that have been delivered to the Grantor on a consignment basis (“Consigned Inventory”), or any Accounts, Documents of Title, Chattel Paper, Instruments, Intangibles, Supporting Obligations, Letter of Credit Rights or any other assets or properties described above, to the extent that any of the foregoing relate to, or arise out of the sale or other disposition of, any of the Consigned Inventory or Proceeds thereof.

Security Agreement – Zale Canada Co. (2009)

Without limiting the foregoing, the Grantor hereby designates the Collateral Agent as its true and lawful attorney, exercisable by the Collateral Agent whether or not an Event of Default exists, with full power of substitution, at the Collateral Agent’s option, to file one or more financing statements, financing change statements, or to sign other documents for the purpose of perfecting, confirming, continuing or protecting the security interest granted by the Grantor, without the signature of the Grantor (the Grantor hereby appointing the Collateral Agent as its attorney to sign the Grantor’s name to any such document, whether or not an Event of Default exists), and naming the Grantor as debtor and the Collateral Agent as secured party, provided, that the Collateral Agent shall have the same rights as the Grantor’s true and lawful attorney referred to above to enforce the security interest granted by the Grantor, but only if an Event of Default exists.

1.2	Definition of Terms Used Herein

(a)

Terms used but not defined herein and defined in the PPSA shall have the same meanings herein as in the PPSA unless the context otherwise requires; for the purposes of this Security Agreement, “PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests;

	(b)	Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Credit Agreement;

	(c)	Any reference to “Collateral” shall, unless the context otherwise requires, refer to “Collateral or any part thereof”;

(d)

The grant of the “security interest” herein provided for shall include, without limitation, a mortgage, hypothecation, pledge, charge and assignment of the Collateral in favour of the Collateral Agent (for itself and on behalf of the Secured Parties);

	(e)	The term “encumbrance” shall include, without limitation, a security interest, lien, hypothec, claim, charge, deemed trust or encumbrance of any kind whatsoever;

(f)

“Accounts” shall mean all accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) arising out of the sale, lease, license, assignment or other disposition of Inventory and/or arising out of the use of a credit or charge card or information contained on or used with that card;

(g)

“Canadian Plan” shall mean any pension or other employee benefit plan and which is: (a) a plan maintained by the Grantor or one of its Subsidiaries; (b) a plan to which the Grantor or any of its Subsidiaries contributes or is required to contribute; (c) a plan to which the Grantor or any of its Subsidiaries was required to make contributions at any time during the five (5) calendar years preceding the date of this Security Agreement; or (d) any other plan with respect to which the Grantor or any of its Subsidiaries or Affiliates has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority, including the FSCO;

Security Agreement – Zale Canada Co. (2009)

(h)	“Chattel Paper” shall have the meaning given to the term “chattel paper” in the PPSA;

(i)	“Concentration Account” shall have the meaning assigned to such term in the Credit Agreement;

(j)	“Deposit Account” shall mean any chequing or other demand deposit account into which proceeds of Collateral are deposited;

(k)	“Document of Title” shall have the meaning given to the term “document of title” in the PPSA;

(l)

“FSCO” shall mean the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority empowered or created by the Supplemental Pensions Act (Québec) or the Pension Benefits Act (Ontario) or any Governmental Authority of any other Canadian jurisdiction exercising similar functions in respect of any Canadian Plan of the Grantor or any of its Subsidiaries or Affiliates and any Governmental Authority succeeding to the functions thereof;

(m)	“Goods” shall have the meaning given to the term “goods” in the PPSA;

(n)	“Instrument” shall have the meaning given to the term “instrument” in the PPSA;

(o)

“Intangibles” shall have the meaning given to the term “intangibles” in the PPSA, and shall also include, without limitation, all: intangibles under which the account debtor’s principal obligation is a monetary obligation; rights to payment for credit extended; deposits; amounts due to the Grantor; credit memoranda in favour of the Grantor, tax refunds and abatements; insurance refunds and premium rebates, records; customer lists; telephone numbers; causes of actions; judgments; payments under any settlement or other agreement; licenses; internet addresses and domain names; computer software programs; trade names, trademarks, service marks, together with all goodwill connected with and symbolized by any of the foregoing; all other intangible property of the Grantor in the nature of intellectual property, and any warranty claims;

(p)

“Inventory” shall include, without limitation, “inventory” as defined in the PPSA and also all: (a) Goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging and shipping materials related to any of the foregoing; and (e) all Documents of Title which represent any of the foregoing;

Security Agreement – Zale Canada Co. (2009)

	(q)	“Letter of Credit Right” shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance;

(r)

“Perfection Certificate” shall mean the certificate substantially in the form of Annex 1 hereto, completed and supplemented with the schedules and attachments contemplated thereby and duly executed by a Financial Officer of the Grantor;

	(s)	“Proceeds” shall have the meaning given to the term “proceeds” in the PPSA;

	(t)	“Secured Obligations” shall mean the Obligations as defined in the Credit Agreement;

(u)

“Secured Parties” shall mean (a) the Lenders, (b) the Agents and their Affiliates, (c) the Issuing Bank, (d) the Arranger, (e) the beneficiaries of each indemnification obligation undertaken by the Grantor under any Loan Document, (f) any other Person to whom Obligations are owed, and (g) the successors and assigns of each of the foregoing; and

(v)

“Supporting Obligations” shall mean a Letter of Credit Right and all other secondary obligation, including, namely, lien notes, judgments, chattel mortgages, mortgages, security interests, hypothecs, assignments, guarantees, suretyships, accessories, bills of exchange, negotiable instruments, invoices, that supports the payment or performance of an Account, Chattel Paper, a Document of Title, an Intangible, an Instrument or investment property, and all other rights, benefits and documents now or hereafter taken, vested in or held by the Grantor in respect of or as security for the same and the full benefit and advantage thereof.

1.3	Rules of Interpretation.

The rules of interpretation specified in Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

1.4	Grantor Remains Liable

Notwithstanding anything herein to the contrary:

	(a)	the Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed;

	(b)	the exercise by the Collateral Agent of any of the rights or remedies hereunder shall not release the Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral; and

	(c)	the Collateral Agent shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of the Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Security Agreement – Zale Canada Co. (2009)

SECTION 2 – REPRESENTATIONS AND WARRANTIES

The Grantor does hereby represent and warrant that each representation, warranty, covenant and agreement made in the Credit Agreement by the Grantor is hereby reiterated as if incorporated by reference herein (except to the extent that such representation, warranty, covenant and agreement expressly relate to an earlier date or to a Plan, a Multiemployer Plan, a Guaranteed Pension Plan or any other matter relating to ERISA), and (subject to the foregoing parenthetical exception) is hereby confirmed as true and correct as of the date hereof, and further represents and warrants to the Collateral Agent that as of the date hereof:

2.1	Title and Authority

The Grantor has good and valid rights in, and title to, the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Security Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.

2.2	Filings

The Perfection Certificate has been duly prepared, completed and executed, and the information set forth therein is correct and complete in all material respects. Fully executed PPSA financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral (as and if required) have been filed in each governmental, municipal or other office as is necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favour of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral in which the security interest may be perfected by filing, recording or registration in all the Provinces, other than Québec, and Territories of Canada (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

2.3	Validity and Priority of Security Interest

The security interest constitutes (a) a legal and valid security interest in all of the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings described in Section 2.2 above, a perfected security interest in all of the Collateral, to the extent that perfection of the security interest can be achieved by filings or recordings. The security interest is and shall be prior to any other Lien on any of the Collateral, subject only to those Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement.

Security Agreement – Zale Canada Co. (2009)

2.4	Absence of Other Liens

The Collateral is owned by the Grantor free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement. Except as provided herein and in the Credit Agreement or disclosed in the Perfection Certificate, the Grantor has not filed or consented to the filing of (a) a registration application, financing statement or analogous document under the Civil Code of Québec, the PPSA (or any successor statute) or similar legislation of any other jurisdiction, the Uniform Commercial Code, or any other applicable law covering any Collateral, (b) any assignment or hypothecation in which the Grantor assigns or hypothecates any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, or (c) any assignment or hypothecation in which the Grantor assigns or hypothecates any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which registration application, financing statement or analogous document, assignment, hypothecation, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement.

2.5	Bailees, Warehousemen, Etc.

Except as otherwise disclosed in the Perfection Certificate, no Inventory of the Grantor is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment except for goods in transit.

2.6	Pension Matters
(a)	Neither the Grantor nor any of its Subsidiaries have any Canadian Plan. Furthermore, no Canadian Plan has been terminated or partially terminated by any such Person, nor is it insolvent or in reorganization, nor have any proceedings been instituted to terminate, in whole or in part, or reorganize any Canadian Plan.

(b)	Neither the Grantor nor any of its Subsidiaries has ceased to participate (in whole or in part) as a participating employer in any Canadian Plan which is a pension plan or has withdrawn from any Canadian Plan which is a pension plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal.

(c)	Neither the Grantor nor any of its Subsidiaries has any unfunded liability on windup or withdrawal liability, including contingent withdrawal or windup liability, to any Canadian Plan or any solvency deficiency in respect of any Canadian Plan.

(d)	Neither the Grantor nor any of its Subsidiaries has any unfunded liability on windup or any liability in respect of any Canadian Plan (including to the FSCO) other than for required insurance premiums or contributions or remittances which have been paid, contributed and remitted when due.

Security Agreement – Zale Canada Co. (2009)

(e)	The Grantor and its Subsidiaries have made all contributions to any Canadian Plan required by law or the terms thereof to be made by it when due, and it is not in arrears in the payment of any contribution, payment, remittance or assessment or in default in filing any reports, returns, statements, and similar documents in respect of such Canadian Plan required to be made or paid by it pursuant to said Canadian Plan, any law, act, regulation, directive or order or any employment, union, pension, deferred profit sharing, benefit, bonus or other similar agreement or arrangement.

(f)	Neither the Grantor nor any of its Subsidiaries is liable or, to the best of the Grantor’s knowledge, alleged to be liable, to any employee or former employee, director or former director, officer or former officer or other Person resulting from any violation or alleged violation of any Canadian Plan, any fiduciary duty, any law or agreement in relation to any Canadian Plan or has any unfunded pension or like obligations or solvency deficiency (including any past service or experience deficiency funding liabilities), other than accrued obligations not yet due, for which it has made full provision in its books and records.

(g)	All vacation pay, bonuses, salaries and wages, to the extent accruing due, are properly reflected in the Grantor’s and its Subsidiaries’ books and records.

(h)	Neither the Grantor nor any of its Subsidiaries has made any application for a funding waiver or extension of any amortization period in respect of any Canadian Plan.

(i)	There has been no prohibited transaction or violation of any fiduciary responsibilities with respect to any Canadian Plan.

(j)	There are no outstanding or pending or threatened investigations, claims, suits or proceedings in respect of any Canadian Plans (including to assert rights or claims to benefits) that could give rise to a Material Adverse Effect.

SECTION 3 – COVENANTS OF THE GRANTOR

The Grantor covenants and agrees with the Collateral Agent that so long as there shall remain any Secured Obligations:

3.1	Change of Name; Location of Collateral; Records; Place of Business
(a)	The Grantor agrees to furnish the Collateral Agent (a) prompt written notice of any change in (i) the Grantor’s trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) any office in which it maintains books and records relating to Collateral owned by it and having a value in excess of $10,000,000 or any office or facility at which Collateral owned by it and having a value in excess of $10,000,000 is located (including the establishment of any such new office or facility) or (iii) the acquisition by the Grantor of any property for which additional filings, registrations, publications or recordings are necessary to perfect, set-up and maintain the Collateral Agent’s security interest therein, and (b) prior written notice of any change in (i) its corporate name the location of its chief executive office or its principal place of business, (iii) its identity or corporate structure, (iv) its jurisdiction of incorporation, Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. Notwithstanding the foregoing, if the Grantor’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization is changed by the applicable Governmental Authority, the Grantor will furnish to the Collateral Agent prompt written notice of any such change not later that ten (10) days from the date the Grantor has been notified by such Governmental Authority of such change. The Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all of the Collateral.

Security Agreement – Zale Canada Co. (2009)

(b)	The Grantor agrees to maintain, or cause to be maintained, at its own cost and expense, such complete and accurate records with respect to the Collateral owned by it as is consistent with its current practices, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Collateral.
3.2	Periodic Certification

The Grantor shall deliver to the Collateral Agent, at least thirty (30) days prior to setting up a location in the Province of Québec in which it intends on maintaining tangible property, a deed of movable hypothec in form and substance and on terms and conditions reasonably satisfactory to the Collateral Agent which has been published in each governmental, municipal or other appropriate office in the Province of Québec to the extent necessary to protect, perfect and set-up the security interest and hypothec.

Without limiting the scope of the foregoing, each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.1 of the Credit Agreement, the Grantor shall deliver, or cause to be delivered, to the Collateral Agent a certificate executed by a Financial Officer of the Grantor confirming that there has been no change in the information contained in the Perfection Certificate since the date of the Perfection Certificate delivered on the date hereof or the date of the most recent certificate delivered pursuant to this Section 3.2 or, if any such change has occurred specifying such revised information.

3.3	Protection of Security

The Grantor shall, at its own cost and expense, take any and all actions reasonably necessary to defend title to the Collateral against all Persons and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.2 of the Credit Agreement.

Security Agreement – Zale Canada Co. (2009)

3.4	Further Assurances

The Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to assure, preserve, protect and perfect the security interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Security Agreement, the granting of the security interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note or other instrument in an amount in excess of $5,000,000, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

3.5	Taxes; Encumbrances

At its option during the continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees or Liens (other than Liens permitted under the Credit Agreement) at any time levied or placed on the Collateral, and may take any other action which the Collateral Agent may deem necessary or desirable to repair, maintain or preserve any of the Collateral to the extent the Grantor fails to do so as required by the Credit Agreement or this Security Agreement, and the Grantor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that the Collateral Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except to the extent that any liability on account of any such action resulted from the gross negligence, bad faith, or breach of the contractual obligations of the Collateral Agent; and provided further that the making of any such payments or the taking of any such action by the Collateral Agent shall not be deemed to constitute a waiver of any Default or Event of Default arising from the Grantor’s failure to have made such payments or taken such action. Nothing in this Section 3.5 shall be interpreted as excusing the Grantor from the performance of any covenants or other promises of the Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

3.6	Assignment of Security Interest

(a)	If at any time the Grantor shall take a security interest in any property of an account debtor or any other Person to secure payment and performance of an Account and the property securing payment and performance of the Account has a value in excess of $5,000,000, the Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of, and transferees from, the account debtor or other Person granting the security interest.

Security Agreement – Zale Canada Co. (2009)

(b)	To the extent that the Grantor is a beneficiary under any written letter of credit relating to the Collateral in an amount in excess of $5,000,000 now or hereafter issued in favour of the Grantor, the Grantor shall deliver such letter of credit to the Collateral Agent. The Collateral Agent shall from time to time, at the request and expense of the Grantor, make such arrangements with the Grantor as are in the Collateral Agent’s reasonable judgment necessary and appropriate so that the Grantor may make any drawing to which the Grantor is entitled under such letter of credit, without impairment of the Collateral Agent’s perfected security interest in the Grantor’s rights to proceeds of such letter of credit or in the actual proceeds of such drawing. At the Collateral Agent’s request, the Grantor shall, for any letter of credit relating to the Collateral in an amount in excess of $5,000,000, whether or not written, now or hereafter issued in favour of the Grantor as beneficiary, execute and deliver to the issuer and any confirmer of such letter of credit an assignment of proceeds form, in favour of the Collateral Agent and satisfactory to the Collateral Agent and such issuer or (as the case may be) such confirmer, requiring the proceeds of any drawing under such letter of credit to be paid directly to the Collateral Agent.
3.7	Continuing Obligations of the Grantor

The Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, except where the failure to do so would not have a Material Adverse Effect, and the Grantor agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

3.8	Limitation on Modification of Accounts

The Grantor will not, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, releases, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices.

3.9	Insurance

The Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as the Grantor’s true and lawful agent, exercisable after the occurrence and during the continuance of any Event of Default, for the purpose of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of the Grantor on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that the Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deemed advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.9 including reasonable attorney’s fees, court costs, expenses and other charges relating thereto shall be payable, upon demand, by the Grantor to the Collateral Agent and shall be additional Secured Obligations secured hereby.

Security Agreement – Zale Canada Co. (2009)

3.10	Legend

At the request of the Collateral Agent if an Event of Default shall occur and be continuing, the Grantor shall legend, in form and manner satisfactory to the Collateral Agent, its Accounts and its books, records and documents evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

3.11	Payment

The Grantor will pay duly and punctually all sums of money owed by it to the Collateral Agent or any other Secured Party under this Security Agreement at the times and places and in the manner provided for herein, the Credit Agreement or any other Loan Document, as applicable.

3.12	Credit Agreement

The Grantor acknowledges having reviewed the covenants contained in the Credit Agreement which relate to the Grantor and its business, and hereby covenants and agrees to observe and perform all covenants provided for in the Credit Agreement which relate to it and to do all things necessary or appropriate to ensure that it is in compliance with such covenants at all times.

3.13	Canadian Plans.

Neither the Grantor nor any of its Affiliates will permit any of the following:

(a)	the existence of any unfunded, solvency, or deficiency on windup liability or any accumulated funding deficiency (whether or not waived), or of any amount of unfunded benefit liabilities in respect of any Canadian Plan;

(b)	failure to pay any amounts required to be paid by it or them when due;

(c)	the existence of any liability upon it or them or Lien on any of its or their property in respect of any Canadian Plan;

(d)	failure to make all required contributions to any Canadian Plan when due; and

(e)	engaging in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Plan that could reasonably be expected to result in liability.

Security Agreement – Zale Canada Co. (2009)

SECTION 4 – COLLECTIONS

4.1	Collections
(a)	The Grantor shall at all times comply with the Cash Receipts provisions of Section 2.21 of the Credit Agreement including, without limitation, after the occurrence and during the continuation of an Event of Default or a Cash Control Event, the provisions of Section 2.21(f) causing the sweep on each Business Day of all Cash Receipts into the Fleet Concentration Account.

(b)

Without the prior written consent of the Collateral Agent, the Grantor shall not modify or amend the instructions pursuant to any of the Credit Card Notifications or the Blocked Account Agreements. So long as no Event of Default or Cash Control Event occurs and is then continuing, the Grantor shall have sole control over the manner of disposition of the funds in the Concentration Accounts (except for the Fleet Concentration Account), for the benefit and on behalf of the Collateral Agent and the other Secured; provided, however, that such privilege may, at the option of the Collateral Agent, be terminated upon the occurrence and during the continuance of any Event of Default or Cash Control Event in accordance with Section 2.21 of the Credit Agreement.

4.2	Power of Attorney

The Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as the Grantor’s true and lawful agent and attorney-in-fact, and in such capacity the Collateral Agent shall have the right, with power of substitution for the Grantor and in the Grantor’s name or otherwise, for the use and benefit of the Collateral Agent and the Secured Parties, (a) at any time, whether or not a Default or Event of Default has occurred, to take actions required to be taken by the Grantor under Section 1.1 of this Security Agreement, (b) upon the occurrence and during the continuance of an Event of Default or Cash Control Event or as otherwise permitted under the Credit Agreement, (i) to take actions required to be taken by the Grantor under Section 4.1 of this Security Agreement, (ii) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (iii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; and (c) upon the occurrence and during the continuance of an Event of Default or as otherwise permitted in the Credit Agreement (i) to sign the name of the Grantor on any invoices, schedules of Collateral, freight or express receipts, or bills of lading storage receipts, warehouse receipts or other documents of title relating to any of the Collateral; (ii) to sign the name of the Grantor on any notice to its account debtors; (iii) to sign the name of the Grantor on any proof of claim in bankruptcy against account debtors; (iv) to the extent relating to the Collateral, to sign change of address forms to change the address to which the Grantor’s mail is to be sent to such address as the Collateral Agent shall designate; (v) to receive and open the Grantor’s mail, remove any Proceeds of Collateral therefrom and turn over the balance of such mail either to any of the Borrowers or to any trustee in bankruptcy or receiver of the Grantor, or other legal representative of the Grantor whom the Collateral Agent determines to be the appropriate person to whom to so turn over such mail; (vi) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (viii) to take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Grantor is a beneficiary to the extent relating to Collateral; (ix) to repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of any Grantor; (x) to use for the purposes permitted by Section 6, any or all Intangibles of the Grantor relating to the Collateral, provided that the Collateral Agent’s use of such Intangibles will comply with all applicable law; and (xi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Security Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Secured Party, or to present or file any claim or notice. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Grantor for the purposes set forth above is coupled with an interest and is irrevocable.

Security Agreement – Zale Canada Co. (2009)

4.3	No Obligation to Act

The Collateral Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 4.2 hereof, but if the Collateral Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Grantor for any act or omission to act except for any act or omission to act which constitutes gross negligence, bad faith, or breach of the contractual obligations of the Collateral Agent. The provisions of Section 4.2 hereof shall in no event relieve the Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent or any other Secured Party of any other or further right which it may have on the date of this Security Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

SECTION 5 – DEFAULT

The Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, the security interests hereby constituted shall become enforceable and the Collateral Agent shall be entitled to exercise and enforce any or all of the remedies herein provided or which may otherwise be available to the Collateral Agent by statute, at law or in equity and all amounts secured hereby shall immediately be paid to the Collateral Agent (for itself and on behalf of the Secured Parties) by the Grantor.

Security Agreement – Zale Canada Co. (2009)

SECTION 6 – REMEDIES ON DEFAULT

If the security interests hereby constituted become enforceable, the Collateral Agent shall have, in addition to any other rights, remedies and powers which it may have at law, in equity or under the PPSA, the Civil Code of Quebec (the “CCQ”) or the Uniform Commercial Code (the “Code”) (whether or not the CCQ or the Code applies to the affected Collateral), the following rights, remedies and powers:

6.1	Power of Entry

The Grantor shall forthwith upon demand assemble and deliver to the Collateral Agent possession of all of the Collateral at such place as may be specified by the Collateral Agent. The Collateral Agent may take such steps as it considers necessary or desirable to obtain possession of all or any part of the Collateral and, to that end, the Grantor agrees that the Collateral Agent, its servants or agents or Receiver (as hereinafter defined) may, at any time, during the day or night, enter upon lands and premises where the Collateral may be found for the purpose of taking possession of and/or removing the Collateral or any part thereof. In the event of the Collateral Agent taking possession of the Collateral, or any part thereof, the Collateral Agent shall have the right to maintain the same upon the premises on which the Collateral may then be situate.

6.2	Power of Sale

The Collateral Agent may sell, lease or otherwise dispose of all or any part of the Collateral, as a whole or in separate parcels, by public auction, private tender or by private contract, with or without notice, except as otherwise required by applicable law, with or without advertising and without any other formality, all of which are hereby waived by the Grantor. Such sale, lease or disposition shall be on such terms and conditions as to credit and otherwise and as to upset or reserve bid or price as the Collateral Agent, in its sole discretion, may deem advantageous. If such sale, transfer or disposition is made on credit or part cash and part credit, the Collateral Agent need only credit against the Secured Obligations the actual cash received at the time of the sale. Any payments made pursuant to any credit granted at the time of the sale shall be credited against the Secured Obligations as they are received. The Collateral Agent may buy in or rescind or vary any contract for sale of all or any of the Collateral and may reasonably resell without being answerable for any loss occasioned thereby. Any such sale, lease or disposition may take place whether or not the Collateral Agent has taken possession of the Collateral. The Collateral Agent may, before any such sale, lease or disposition, perform any commercially reasonable repair, processing or preparation for disposition and the amount so paid or expended shall be deemed advanced to the Grantor by the Collateral Agent, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Collateral Agent on the Secured Obligations or any part thereof and shall be secured by this Security Agreement.

6.3	Validity of Sale

No person dealing with the Collateral Agent or its servants or agents shall be concerned to inquire whether the security hereby constituted has become enforceable, whether the powers which the Collateral Agent is purporting to exercise have become exercisable, whether any money remains due on the security of the Collateral, as to the necessity or expedience of the stipulations and conditions subject to which any sale, lease or disposition shall be made, otherwise as to the propriety or regularity of any sale or any other dealing by the Collateral Agent with the Collateral or to see to the application of any money paid to the Collateral Agent. In the absence of fraud on the part of such persons, such dealings shall be deemed, so far as regards the safety and protection of such person, to be within the powers hereby conferred and to be valid and effective accordingly.

Security Agreement – Zale Canada Co. (2009)

6.4	Receiver-Manager

The Collateral Agent may, in addition to any other rights it may have, appoint by instrument in writing a receiver, an interim receiver or receiver and manager (each of which are herein called a “Receiver”) of all or any part of the Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Collateral Agent has under this Security Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by law, act as and for all purposes shall be deemed to be the agent of the Grantor and the Collateral Agent and the other Secured Parties shall not be responsible for any act or default of any such Receiver. The Collateral Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Collateral Agent. A court need not appoint, ratify the appointment by the Collateral Agent of or otherwise supervise in any manner the actions of any Receiver. Upon the Grantor receiving notice from the Collateral Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Grantor with respect to the Collateral shall cease, unless specifically continued by the written consent of the Collateral Agent.

6.5	Carrying on Business

The Collateral Agent may carry on, or concur in the carrying on of, all or any part of the business or undertaking of the Grantor, may, to the exclusion of all others, including the Grantor, enter upon, occupy and use all or any of the premises, buildings, plant and undertaking of or occupied or used by the Grantor and may use all or any of the tools, machinery, equipment and intangibles of the Grantor for such time as the Collateral Agent sees fit, free of charge, to carry on the business of the Grantor and, if applicable, to manufacture or complete the manufacture of any Inventory and to pack and ship the finished product.

6.6	Dealing with Collateral

The Collateral Agent may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with the Collateral or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable, all of which without notice to the Grantor except as otherwise required by any applicable law. The Collateral Agent may demand, sue for and receive any Accounts Receivable with or without notice to the Grantor, give such receipts, discharges and extensions of time and make such compromises in respect of any Accounts Receivable which may, in the Collateral Agent’s absolute discretion, seem bad or doubtful. The Collateral Agent may charge on its own behalf and pay to others, sums for costs and expenses incurred including, without limitation, legal fees and expenses on a solicitor and his own client scale and Receivers’ and accounting fees, in or in connection with seizing, collecting, realizing, disposing, enforcing or otherwise dealing with the Collateral and in connection with the protection and enforcement of the rights of the Collateral Agent hereunder including, without limitation, in connection with advice with respect to any of the foregoing. The amount of such sums shall be deemed advanced to the Grantor by the Collateral Agent, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Collateral Agent on the Secured Obligations or any part thereof and shall be secured by this Security Agreement.

Security Agreement – Zale Canada Co. (2009)

6.7	Right to Use

For the purpose of enabling the Collateral Agent to exercise the Collateral Agent’s Rights and Remedies (as hereinafter defined) under Section 6 (including, without limitation, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, complete production of, advertise for sale and sell or otherwise dispose of or alienate the Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise the Collateral Agent’s Rights and Remedies under Section 6, upon the Collateral Agent’s request, the Grantor shall, and by the terms hereof hereby, (i) grants to the Collateral Agent (for itself and on behalf of the Secured Parties) a royalty-free, non-exclusive, irrevocable license , such license being with respect to the Collateral Agent’s exercise of the Collateral Agent’s Rights and Remedies under Section 6 including, without limitation, in connection with any completion of the manufacture of Inventory or any sale or other disposition of Inventory (a) to use, apply, and affix any trademark, trade name, logo, or the like in which the Grantor now or hereafter has rights, (b) to use, license, sublicense any intellectual property, computer software now owned, held or hereafter acquired by the Grantor, including in such license access to all media such and to the extent to which any of the licensed items may be recorded or stored and to all computer software programs such and to the extent used for the compilation or print out thereof, provided that the Collateral Agent’s use of the property described in subclauses (a) and (b) above will comply with all applicable law, and (c) to use any and all furniture, fixtures and equipment contained in any premises owned or occupied by the Grantor in connection with the exercise of the Collateral Agent’s Rights and Remedies under Section 6, and (ii) without limiting the provisions of Section 6.1, above, agrees to provide the Collateral Agent and/or its agents with access to, and the right to use, any such premises owned or occupied by the Grantor.

6.8	Retention of Collateral

Upon notice to the Grantor and subject to any obligation to dispose of any of the Collateral, as provided in the PPSA, the Collateral Agent may elect to retain all or any part of the Collateral in satisfaction of the Secured Obligations or any of them.

6.9	Pay Encumbrances

The Collateral Agent may pay any encumbrance that may exist or be threatened against the Collateral. In addition, the Collateral Agent may borrow money, at standard commercial rates, required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business or undertaking of the Grantor and may grant further security interests in the Collateral in priority to the security interest created hereby as security for the money so borrowed. In every such case the amounts so paid or borrowed together with costs, charges and expenses incurred in connection therewith shall be deemed to have been advanced to the Grantor by the Collateral Agent, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Collateral Agent on the Secured Obligations or any part thereof and shall be secured by this Security Agreement.

Security Agreement – Zale Canada Co. (2009)

6.10	Application of Payments Against Secured Obligations

Any and all payments made in respect of the Secured Obligations from time to time and moneys realized on the Collateral may be applied to such part or parts of the Secured Obligations as the Collateral Agent may see fit, subject to the terms of the Credit Agreement. The Collateral Agent shall, at all times and from time to time, have the right to change any appropriation as it may see fit, subject to the terms of the Credit Agreement. Any insurance moneys received by the Collateral Agent pursuant to this Security Agreement may, at the option of the Collateral Agent, be applied to rebuilding or repairing the Collateral or be applied against the Secured Obligations in accordance with the provisions of this Section.

6.11	Set-Off

The Secured Obligations will be paid by the Grantor without regard to any equities between the Grantor and the Collateral Agent and/or any other Secured Party or any right of set-off or cross-claim. Any indebtedness owing by the Collateral Agent and/or any other Secured Party to the Grantor may be set off and applied by the Collateral Agent against the Secured Obligations at any time or from time to time either before or after maturity, without demand upon or notice to anyone.

6.12	Deficiency

If the proceeds of the realization of the Collateral are insufficient to repay the Collateral Agent and the other Secured Parties all moneys due to them, the Grantor shall forthwith pay or cause to be paid to the Collateral Agent (either for itself or on behalf of the Secured Parties) such deficiency.

6.13	Collateral Agent Not Liable

Neither the Collateral Agent nor any of the other Secured Parties shall be liable or accountable for any failure to seize, collect, realize, dispose of, enforce or otherwise deal with the Collateral. The Collateral Agent and the other Secured Parties shall not be bound to institute proceedings for any such purposes or for the purpose of preserving any rights of the Collateral Agent, the Grantor or any other person, firm or corporation in respect of the Collateral and shall not be liable or responsible for any loss, cost or damage whatsoever which may arise in respect of any such failure including, without limitation, resulting from the negligence of the Collateral Agent or any of its officers, servants, agents, solicitors, attorneys, Receivers or otherwise other than for any loss, cost or damage arising as a result of any such person’s wilful misconduct or gross negligence. Neither the Collateral Agent nor any of the other Secured Parties, nor their respective officers, servants, agents or Receivers shall be liable by reason of any entry into possession of the Collateral or any part thereof, to account as a mortgagee in possession, for anything except actual receipts, for any loss on realization, for any act or omission for which a mortgagee in possession might be liable, for any negligence in the carrying on or occupation of the business or undertaking of the Grantor as provided in Section 6.5 or for any loss, cost, damage or expense whatsoever which may arise in respect of any such actions, omissions or negligence other than for any loss, cost or damage arising as a result of any such person’s wilful misconduct or gross negligence.

6.14	Extensions of Time

The Collateral Agent and any of the other Secured Parties may grant renewals, extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, release any part of the Collateral to third parties and otherwise deal or fail to deal with the Grantor, debtors of the Grantor, guarantors, sureties and others and with the Collateral and other securities as the Collateral Agent may see fit, all without prejudice to the liability of the Grantor to the Collateral Agent and the other Secured Parties or the Collateral Agent’s and the other Secured Parties’ rights and powers under this Security Agreement.

Security Agreement – Zale Canada Co. (2009)

6.15	Rights in Addition

The rights and powers conferred by this Section 6 are in supplement of and in addition to and not in substitution for any other rights or powers the Collateral Agent may have from time to time under this Security Agreement or under applicable law. The Collateral Agent may proceed by way of any action, suit, remedy or other proceeding at law or in equity and no such remedy for the enforcement of the rights of the Collateral Agent shall be exclusive of or dependent on any other such remedy. Any one or more of such remedies may from time to time be exercised separately or in combination.

SECTION 7 – PERFECTION OF SECURITY INTEREST

7.1	Perfection by Filing.

The Grantor hereby authorizes the Collateral Agent, pursuant to the provisions of Section 1 and Section 4.2, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, in such filing offices as the Collateral Agent shall deem appropriate, and the Grantor shall pay the Collateral Agent’s reasonable costs and expenses incurred in connection therewith.  The Grantor hereby further agrees that, where applicable, a carbon, photographic, or other reproduction of this Security Agreement shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

7.2	Other Perfection, etc.

The Grantor shall at any time and from time to time take such steps as the Collateral Agent may reasonably request for the Collateral Agent (a) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Collateral Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Collateral Agent, (b) to obtain, where applicable, “control” of any Deposit Accounts, Letter of Credit Rights, or Chattel Paper (electronic or otherwise), with any agreements establishing control to be in form and substance satisfactory to the Collateral Agent, and (c) otherwise to ensure the continued perfection of the Collateral Agent’s security interest in any of the Collateral with the priority described in Section 2.3 and of the preservation of its rights therein.

7.3	Savings Clause.

Nothing contained in this Section 7 shall be construed to narrow the scope of the Collateral Agent’s security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the Collateral Agent’s Rights and Remedies (as hereinafter defined) hereunder except (and then only to the extent) as mandated by the PPSA.

Security Agreement – Zale Canada Co. (2009)

SECTION 8 – GENERAL

8.1	Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.1 of the Credit Agreement.

8.2	Security Interest Absolute

All rights of the Collateral Agent hereunder, the security interest and all obligations of the Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defence available to, or a discharge of, the Grantor in respect of the Secured Obligations or this Security Agreement.

8.3	Suretyship Waivers by Grantor

The Grantor waives demand, notice, protest, notice of acceptance of this Security Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Secured Obligations and the Collateral, the Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release or any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable. The Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto. The Grantor further waives any and all other suretyship defences.

8.4	Marshalling

Neither the Collateral Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligation or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Collateral Agent or any Secured Party hereunder and of the Collateral Agent or any other Secured Party in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s Rights and Remedies under this Security Agreement or under any other instrument creating evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Grantor hereby irrevocably waives the benefits of all such laws.

Security Agreement – Zale Canada Co. (2009)

8.5	Survival of Agreement

All covenants, agreements, representations and warranties made by the Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Security Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the other Secured Parties and shall survive the execution and delivery of this Security Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letters of Credit, and shall continue in full force and effect as long as the Secured Obligations are outstanding and unpaid or the Letter of Credit Outstandings do not equal zero, or are not fully cash collateralized in a manner satisfactory to the Issuing Bank and the Collateral Agent, and as long as the Commitments have not expired or terminated.

8.6	Binding Effect; Several Agreement; Assignments

Whenever in this Security Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (subject to the provisions of the Credit Agreement), and all covenants, promises and agreements by or on behalf of the Grantor that are contained in this Security Agreement shall bind and inure to the benefit of the Grantor and its successors and assigns. This Security Agreement shall be binding upon the Grantor and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of the Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that the Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such attempted assignment or transfer shall be void) except as expressly permitted by this Security Agreement or the Credit Agreement.

8.7	Collateral Agent’s Fees and Expenses; Indemnification

(a)	Without limiting any of its obligations under the Credit Agreement or the other Loan Documents, the Grantor agrees to pay all reasonable out-of-pocket expenses reasonably incurred by the Collateral Agent, including the reasonable and documented fees, charges and disbursements of any counsel and any outside consultants for the Collateral Agent, in connection with (i) the administration of this Security Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon any of the Collateral, (iii) the exercise, enforcement or protection of any of the Collateral Agent’s Rights and Remedies hereunder or (iv) the failure of the Grantor to perform or observe any of the provisions hereof.

Security Agreement – Zale Canada Co. (2009)

(b)

Without limiting any of its indemnification obligations under the Credit Agreement or the other Loan Documents, the Grantor agrees to indemnify each Secured Party and their respective Affiliates (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery or performance of this Security Agreement or any other Loan Document, the performance by the Grantor of its obligations under this Security Agreement or any other Loan Document, or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, or (ii) any actual prospective claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, wilful misconduct bad faith, or breach of the contractual obligations of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates) or with respect to a claim by one Indemnified Party against another Indemnified Party.

(c)	Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. All amounts due under this Section 8.7 shall be payable on written demand therefor.
8.8	Governing Law

This Security Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, except as required by mandatory provisions of law.

8.9	Waivers; Amendment.

(a)

The rights, remedies, powers, privileges, and discretions of the Collateral Agent hereunder (herein, the “Collateral Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Collateral Agent in exercising or enforcing any of the Collateral Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Collateral Agent of any Event of Default or of any Default under any other agreement shall operate as a waiver of any other Event of Default or other Default hereunder or under any other agreement. No single or partial exercise of any of the Collateral Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Collateral Agent and any Person, at any time, shall preclude the other or further exercise of the Collateral Agent’s Rights and Remedies. No waiver by the Collateral Agent of any of the Collateral Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Collateral Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Collateral Agent may determine. The Collateral Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Secured Obligations. No waiver of any provisions of this Security Agreement or any other Loan Document or consent to any departure by the Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

Security Agreement – Zale Canada Co. (2009)

(b)	Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Collateral Agent and the Grantor with respect to such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.2 of the Credit Agreement.
8.10	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, COLLATERAL AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 8.10.

8.11	Severability

In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

8.12	Counterparts.

This Security Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Security Agreement – Zale Canada Co. (2009)

8.13	Sections and Headings

Article and Section headings used herein are for the purpose of reference only, are not part of this Security Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Security Agreement.

8.14	Jurisdiction
(a)	The Grantor agrees that any suit for the enforcement of this Security Agreement may be brought in the courts of the Province of Ontario and consent to the non-exclusive jurisdiction of such courts. The Grantor hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.

(b)	Each party to this Security Agreement irrevocable consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.
8.15	Termination; Release of Collateral

Except for those provisions which expressly survive the termination thereof, the Credit Agreement, this Security Agreement and the security interest shall terminate when all the Secured Obligations have been paid in full, the Lenders have no further commitment to lend, the Letter of Credit Outstandings have been reduced to zero or fully cash collateralized in a manner reasonably satisfactory to the Issuing Bank and the Collateral Agent, and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement, and any Other Liabilities have been fully cash collateralized in a manner reasonably satisfactory to the respective Lender to whom such Other Liabilities are owed, at which time the Collateral Agent shall execute and deliver to the Grantor, at the Grantor’s expense, all PPSA discharges, releases and similar documents that the Grantor shall reasonably request to evidence such termination. Any execution and delivery of discharges or documents pursuant to this Section 8.15 shall be without recourse to, or warranty by, the Collateral Agent.

8.16	No Merger

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Grantor to make payment of or satisfy the Secured Obligations. The acceptance of any payment or alternate security shall not constitute or create any novation and the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of such covenants.

Security Agreement – Zale Canada Co. (2009)

8.17	Security Interest Effective Immediately

Neither the execution or registration of this Security Agreement nor any partial advances by the Collateral Agent shall bind the Collateral Agent to advance any other amounts to the Grantor. The parties intend the security interest created hereby to attach and take effect forthwith upon execution of this Security Agreement by the Grantor and the Grantor acknowledges that value has been given and that the Grantor has rights in the Collateral.

8.18	Provisions Reasonable

The Grantor expressly acknowledges and agrees that the provisions of this Security Agreement and, in particular, those respecting remedies and powers of the Collateral Agent against the Grantor, its business and the Collateral upon default, are commercially reasonable and not manifestly unreasonable.

8.19	Number and Gender

In this Security Agreement, words importing the singular number include the plural and vice-versa and words importing gender include all genders.

8.20	Precedence

Except as limited herein, in the event that any provisions of this Security Agreement contradict and are otherwise incapable of being construed in conjunction with the provisions of the Credit Agreement, the provisions of the Credit Agreement, as applicable, shall take precedence over those contained in this Security Agreement.

8.21	Receipt of Copy

The Grantor acknowledges receipt of an executed copy of this Security Agreement.

8.22	Judgment Currency

If, for the purposes of obtaining or enforcing judgment in any court or for any other purpose hereunder or in connection herewith, it is necessary to convert a sum due hereunder in any currency into another currency, such conversion shall be carried out to the extent and in the manner provided in the Credit Agreement.

8.23	Waiver of The Limitation of Civil Rights Act (Saskatchewan)

Without limiting the generality of the foregoing, the Grantor agrees that The Limitation of Civil Rights Act (Saskatchewan) will not apply to this Security Agreement or any rights, remedies or powers of the Collateral Agent, any Secured Party or any Receiver hereunder.

Security Agreement – Zale Canada Co. (2009)

8.24	Language

The parties hereto acknowledge that they have requested and are satisfied that the foregoing, as well as all notices, actions and legal proceedings be drawn up in the English language. Les parties à cette convention reconnaissent qu’elles ont exigé que ce qui précède ainsi que tous avis, actions et procédures légales soient rédigés et exécutés en anglais et s’en déclarent satisfaites.

[signature page follows]

Security Agreement – Zale Canada Co. (2009)

IN WITNESS WHEREOF, the Grantor has duly executed this Security Agreement as of the date first above written.

ZALE CANADA CO.

Per:	/s/ David Sternblitz
Name:	David Sternblitz
Title:	Vice President & Treasurer

BANK OF AMERICA, N.A.
on its own behalf and as Collateral Agent

Per:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	SVP

Security Agreement – Zale Canada Co. (2009)